UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 3, 2006 (October 30, 2006)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951) 271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01. Entry into a Material Definitive Agreement.

On September 29, 2006, Vineyard National Bancorp (the "Company") executed an Amendment to the Employment Agreement (the "Amendment") among the Company, Vineyard Bank, and Norman Morales, President and Chief Executive Officer of the Company.  As a condition of the Amendment, Mr. Morales would receive a option grant for 50,000 shares of the Company's common stock two business days after the release of the Company’s 2006 third quarter results.  The Amendment will also extend Mr. Morales option grants of 50,000 shares of the Company's common stock following the release of the Company’s audited financial statements for the fiscal years ending 2006, 2007 and 2008.

In accordance with the terms of the Amendment described above, the Company granted Mr. Morales the option to purchase 50,000 shares of the Company's common stock on October 30, 2006.  The grant was made pursuant to the Company's 2006 Incentive Stock Plan.  The option has an exercise price per share of $22.11, which was the closing price of the Company's common stock on the Nasdaq Global Market System on the effective date of the grant.  The option, which will cliff vest on the third anniversary of the grant date, has a term of four years from the date of grant.

Mr. Morales' award agreement is attached hereto as Exhibit 10.1.  The foregoing summary of the Amendment is subject to, and qualified in its entirety by the Amendment, a copy of which was filed on Form 8-K with the Securities and Exchange Commission on October 5, 2006.

Item	9.01. Financial Statements and Exhibits

(a)    Not applicable
(b)    Not applicable
(c)    Not applicable
(d)    The following exhibit is included with this Report:

     Exhibit 10.1 Award Agreement pursuant to the Company's 2006 Incentive Stock Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: November 3, 2006	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer